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                                                                       Exhibit 6
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     TERMINATION AGREEMENT, dated as of May 30, 2000 (this "Agreement"), among
Wesley Jessen VisionCare, Inc., a Delaware corporation ("WJ"), OSI Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of WJ
("Merger Sub"), and Ocular Sciences, Inc., a Delaware corporation ("OSI"). Each of WJ, Merger Sub and OSI is a "Party" and, together, are the "Parties."

                              W I T N E S S E T H:

     WHEREAS, WJ, Merger Sub and OSI entered into that certain Agreement and Plan of Merger (the "Ocular Merger Agreement"), dated as of March 19, 2000, among WJ, Merger Sub and OSI;

     WHEREAS, the WJ Board of Directors has determined that an acquisition proposal is a Superior Proposal (as defined in the Ocular Merger Agreement) and has determined that termination of the Ocular Merger Agreement is necessary for the WJ Board of Directors to comply with its fiduciary duties to WJ's stockholders under applicable law;

     WHEREAS, WJ, Merger Sub and OSI desire to terminate the Ocular Merger Agreement, the WJ Stock Option Agreement and the OSI Stock Option Agreement (each as defined in the Ocular Merger Agreement and collectively, the "Stock Option Agreements") and any other agreements related to the transactions contemplated by the Ocular Merger Agreement other than the Confidentiality Letter (as defined in the Ocular Merger Agreement) (such agreements, collectively, the "Ocular Transaction Agreements");

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, WJ is paying to OSI a fee of $25,000,000 (the "Ocular Fee") in connection with the termination of the Ocular Merger Agreement, the WJ Stock Option Agreement and the other Ocular Transaction Agreements;

     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Termination. The Parties hereby terminate each of the Ocular Transaction Agreements, including the Ocular Merger Agreement and the WJ Stock Option Agreement, pursuant to Section 7.1(h) of the Ocular Merger Agreement,
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     and WJ hereby elects to repurchase the option granted to OSI pursuant to the WJ Stock Option Agreement, pursuant to Section 7(b) of the WJ Stock Option Agreement.

2. Payment. Simultaneously herewith, WJ shall, pursuant to Section 7.2(b)(i) of the Merger Agreement, pay $20,000,000 to OSI by wire transfer of immediately available funds to an account designated by OSI. In addition, simultaneously herewith, WJ shall, pursuant to Section 7 of the WJ Stock Option Agreement, pay $5,000,000 to OSI by wire transfer of immediately available funds to an account designated by OSI.

3. Representations and Warranties of the Parties. Each Party hereby represents and warrants to each other Party, as to itself, as follows:

     a. Corporate Authorization. The Party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Party of this Agreement and the consummation by the Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Party. This Agreement has been duly executed and delivered by the Party and constitutes a valid and binding agreement of the Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     b. Non-Contravention. The execution, delivery and performance by the Party of this Agreement and the consummation by the Party of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of the Party.

4. Fees and Expenses. All fees and expenses incurred in connection with the Ocular Transaction Agreements and the termination thereof shall be paid by the Party incurring such expenses.

5. Public Announcements. Neither WJ nor OSI shall issue any press release or otherwise make any public statement or disclosure concerning the existence

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     of this Agreement or the termination of the Ocular Transaction Agreements until May 30, 2000.

6. Waivers. Each of the Parties hereby waives any notice or similar provisions related to the termination of Ocular Transaction Agreements.

7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

8.   Entire Agreement; No Third Party Beneficiaries.

     a. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

     b. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

10. Further Assurances. The Parties hereby agree to execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for in this Agreement.

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     IN WITNESS WHEREOF, WJ, Merger Sub and OSI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  WESLEY JESSEN VISIONCARE, INC.


                                  By:__________________________________________
                                  Name: Kevin J. Ryan
                                  Title: President, Chief Executive Officer and
                                         Chairman


                                  OSI ACQUISITION CORP.


                                  By:__________________________________________
                                  Name: Edward J. Kelley
                                  Title: Chief Financial Officer


                                  OCULAR SCIENCES, INC.


                                  By:__________________________________________
                                  Name: John D. Fruth
                                  Title: Chairman

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